Exhibit 10.1

EXECUTION VERSION

[Published CUSIP Number: 87609MAC7]

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 31, 2014

among

TAPSTONE ENERGY, LLC,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent

and

L/C Issuer,

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, JPMORGAN

CHASE BANK, N.A., MUFG UNION BANK, N.A., ROYAL BANK OF CANADA AND

SUNTRUST ROBINSON HUMPHREY, INC.

as

Joint Lead Arrangers and Joint Bookrunners

and

JPMORGAN CHASE BANK, N.A., MUFG UNION BANK, N.A., ROYAL BANK OF

CANADA AND SUNTRUST BANK

as

Co-Syndication Agents

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		2

1.01	Defined Terms	2
1.02	Other Interpretive Provisions	33
1.03	Accounting Terms	34
1.04	Rounding	34
1.05	Times of Day	34
1.06	Letter of Credit Amounts	34
1.07	Petroleum Terms	35

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		35

2.01	Committed Loans	35
2.02	Committed Borrowings, Conversions and Continuations of Committed Loans	35
2.03	Letters of Credit	37
2.04	Prepayments	47
2.05	Termination or Reduction of Commitments	49
2.06	Repayment of Committed Loans	49
2.07	Interest	49
2.08	Fees	50
2.09	Computation of Interest and Fees	50
2.10	Evidence of Debt	51
2.11	Payments Generally; Administrative Agent’s Clawback	51
2.12	Sharing of Payments by Lenders	53
2.13	Cash Collateral	54
2.14	Defaulting Lenders	55
2.15	Borrowing Base	57

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		59

3.01	Taxes	59
3.02	Illegality	64
3.03	Inability to Determine Rates	65
3.04	Increased Costs; Reserves on Eurodollar Rate Committed Loans	66
3.05	Compensation for Losses	67
3.06	Mitigation Obligations; Replacement of Lenders	68
3.07	Survival	68

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		69

4.01	Conditions of Initial Credit Extension	69
4.02	Conditions to all Credit Extensions	72

ARTICLE V REPRESENTATIONS AND WARRANTIES		73

5.01	Existence, Qualification and Power	73
5.02	Authorization; No Contravention	73
5.03	Governmental Authorization; Other Consents	73
5.04	Binding Effect	73

i

5.05	Financial Statements; No Material Adverse Effect	74
5.06	Litigation	74
5.07	No Default	74
5.08	Ownership of Property; Liens	74
5.09	Environmental Compliance	74
5.10	Insurance	75
5.11	Taxes	75
5.12	ERISA Compliance	75
5.13	Subsidiaries; Equity Interests	76
5.14	Use of Proceeds; Margin Regulations; Investment Company Act	76
5.15	Disclosure	76
5.16	Compliance with Laws	77
5.17	Taxpayer Identification Number	77
5.18	Mineral Interests	77
5.19	Licenses and Permits, Etc.	78
5.20	Gas Balancing Agreements and Advance Payment Contracts	78
5.21	Solvency	79
5.22	Security Documents	79
5.23	Anti-Terrorism Laws	79
5.24	Swap Contracts	79

ARTICLE VI AFFIRMATIVE COVENANTS		80

6.01	Financial Statements	80
6.02	Certificates; Other Information	81
6.03	Notices	83
6.04	Payment of Obligations	83
6.05	Preservation of Existence, Etc.	84
6.06	Maintenance of Properties	84
6.07	Maintenance of Insurance	84
6.08	Compliance with Laws	84
6.09	Books and Records	84
6.10	Inspection Rights	84
6.11	Use of Proceeds	84
6.12	Additional Guarantors	85
6.13	Environmental Review	85
6.14	Security	85
6.15	Title Information; Opinions	86
6.16	Environmental Law Compliance	86
6.17	Compliance with Agreements	87
6.18	Operation of Properties and Equipment	87
6.19	Further Assurances	88
6.20	Post-Closing Covenant	88

ARTICLE VII NEGATIVE COVENANTS		89

7.01	Liens	89
7.02	Investments	89
7.03	Indebtedness	90

7.04	Fundamental Changes	91
7.05	Dispositions	91
7.06	Restricted Payments	93
7.07	Change in Nature of Business	93
7.08	Transactions with Affiliates	93
7.09	Burdensome Agreements	93
7.10	Use of Proceeds	94
7.11	Swap Contracts	94
7.12	Amendments to Organization Documents	95
7.13	Financial Covenant	95
7.14	Accounting	95
7.15	Limitation on Prepayment or Redemption of Indebtedness	95
7.16	Limitation on Volumetric Production Payments	96
7.17	Anti-Corruption Laws	96

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		96

8.01	Events of Default	96
8.02	Remedies upon Event of Default	98
8.03	Application of Funds	99

ARTICLE IX ADMINISTRATIVE AGENT		100

9.01	Appointment and Authority	100
9.02	Rights as a Lender	101
9.03	Exculpatory Provisions	101
9.04	Reliance by Administrative Agent	102
9.05	Delegation of Duties	102
9.06	Resignation of Administrative Agent	102
9.07	Non-Reliance on Administrative Agent and Other Lenders	104
9.08	No Other Duties, Etc.	104
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	104
9.10	Collateral and Guaranty Matters	106

ARTICLE X MISCELLANEOUS		107

10.01	Amendments, Etc.	107
10.02	Notices; Effectiveness; Electronic Communications	108
10.03	No Waiver; Cumulative Remedies; Enforcement	110
10.04	Expenses; Indemnity; Damage Waiver	111
10.05	Payments Set Aside	113
10.06	Successors and Assigns	113
10.07	Treatment of Certain Information; Confidentiality	117
10.08	Right of Setoff	118
10.09	Interest Rate Limitation	119
10.10	Counterparts; Integration; Effectiveness	119
10.11	Survival of Representations and Warranties	119
10.12	Severability	120
10.13	Replacement of Lenders	120
10.14	Governing Law; Jurisdiction; Etc.	121

10.15	Waiver of Jury Trial	122
10.16	No Advisory or Fiduciary Responsibility	122
10.17	Electronic Execution of Assignments and Certain Other Documents	123
10.18	PATRIOT Act	123
10.19	Time of the Essence	123
10.20	ENTIRE AGREEMENT	123
10.21	Amendment and Restatement	124

SCHEDULES

1	Wheeler Midstream Gathering System
2.01	Commitments and Applicable Percentages
4.01	Security Documents
5.06	Litigation
5.09	Environmental Matters
5.13	Subsidiaries; Other Equity Investments; Equity Interests in the Borrower
5.20	Gas Balancing Agreements and Advance Pay Contracts
5.24	Swap Contracts
6.20	Post-Closing Obligations
7.02	Existing Investments
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Guaranty
F	Opinion Matters
G-1 – G-4	Exemption Certificates

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of December 31, 2014, among TAPSTONE ENERGY, LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

RECITALS

A. The Borrower, the Administrative Agent, and each of the financial institutions party thereto as lenders (the “Existing Lenders”) are party to that certain Credit Agreement dated as of March 31, 2014 (the “Existing Credit Agreement”), pursuant to which the Existing Lenders provided certain loans and extensions of credit to the Borrower (all such Indebtedness (as defined below) arising pursuant to the Existing Credit Agreement, the “Existing Indebtedness”).

B. The Borrower, Apache Corporation, a Delaware corporation (“Apache”), and Apache Midstream LLC, a Delaware limited liability company (“Apache Midstream” and together with Apache, the “Sellers”), entered into that certain Acquisition Agreement, dated as of November 19, 2014, pursuant to which the Sellers have agreed to sell certain Mineral Interests in Texas and Oklahoma and 100% of the midstream assets known as the Wheeler Midstream Gathering System to the Borrower located in the Stiles and Mills Ranch areas (such system, as more specifically described on Schedule 1, together with all assets related thereto, excluding any assets disposed of pursuant to the terms hereof, the “Wheeler Midstream Gathering System”) to the Borrower, subject to the terms and conditions set forth in the Acquisition Agreement.

C. Contemporaneously with the execution and delivery of this Agreement, the Borrower is consummating the Acquisition.

D. Subject to the conditions precedent set forth herein, the parties hereto desire to amend and restate the Existing Credit Agreement in its entirety in the form of this Agreement to (i) reflect the Acquisition and (ii) amend certain other terms of the Existing Credit Agreement in certain respects as provided in this Agreement.

E. After giving effect to the amendment and restatement of the Existing Credit Agreement pursuant to the terms hereof, the Commitment of each Lender hereunder will be as set forth on Schedule 2.01 attached hereto.

F. In consideration of the premises, the representations, warranties, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the satisfaction of each condition precedent set forth in Section 4.01 hereof, the Existing Credit Agreement shall be amended and restated as of the Closing Date in the form of this Agreement. The parties hereto further agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Assets” means the “Assets” as defined in and as contemplated by the Acquisition Agreement.

“Acquisition” means the acquisition on the Closing Date by the Borrower of the Acquired Assets pursuant to the terms and conditions of the Acquisition Agreement.

“Acquisition Agreement” means that certain Purchase and Sale Agreement dated November 19, 2014 among Apache, Apache Midstream and the Borrower.

“Acquisition Material Adverse Effect” means any circumstance, change, effect, condition, development, event or occurrence that has resulted in, or would be reasonably likely to result in, a material adverse effect on the financial condition or value of the Acquired Assets, taken as a whole; provided, however, none of the following circumstances, changes, effects, conditions, developments, events or occurrences shall be deemed to constitute, or shall be taken into account in determining whether, an Acquisition Material Adverse Effect has occurred or would be reasonably likely to occur: (a) any changes in commodity prices or in general conditions in the oil and gas industry; (b) changes, events, effects, or developments generally applicable to the oil and gas industry in the States of Texas and Oklahoma provided that such changes, events, effects, or developments do not have a disproportionate effect on the Acquired Assets, taken as a whole as compared to similarly situated properties and assets in the States of Texas and Oklahoma; (c) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military, terrorist or criminal attack; (d) changes in Law, GAAP, or the interpretation thereof from and after November 19, 2014; (e) the announcement or pendency of the Acquisition Agreement, actions contemplated by the Acquisition Agreement or the other Transaction Documents (as defined in the Acquisition Agreement), or the consummation of the transactions contemplated thereby; (f) matters that will be reflected as a downward adjustment in the determination of the Adjusted Purchase Price (as defined in the Acquisition Agreement) as of the Closing Date; (g) changes or developments in financial or securities markets or the economy in general; (h) effects of weather, meteorological events, natural disasters, or other acts of God; (i) any decrease in the market price of Borrower’s or either of the Sellers’ (or the Borrower’s or either of the Sellers’ parent’s) publicly traded equity securities; (j) the downgrade in the rating of any debt or debt securities of the Borrower or the Sellers (or the Borrower’s or either of the Sellers’ parent); or (k) effects or changes that are cured or no longer exist by the earlier of the Closing (as defined in the Acquisition Agreement) or the termination of the Acquisition Agreement under Article 13 thereof.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders, but in no event to exceed the Maximum Facility Amount.

“Aggregate Disposition Value” has the meaning specified in Section 2.15(d).

“Agreement” means this Amended and Restated Credit Agreement.

“Annualized EBITDAX” means (a) as of March 31, 2015, Consolidated EBITDAX for the fiscal quarter then ending multiplied by four; (b) as of June 30, 2015, Consolidated EBITDAX for the period of two consecutive fiscal quarters then ending multiplied by two; and (c) as of September 30, 2015, Consolidated EBITDAX for the period of three consecutive fiscal quarters then ending multiplied by four-thirds.

“Apache” has the meaning assigned to such term in the recitals to this Agreement.

“Apache Midstream” has the meaning assigned to such term in the recitals to this Agreement.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.14. If the commitment of each Lender to make Committed Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Utilization Percentage as set forth below:

Pricing Level	Utilization Percentage	Commitment Fee	Eurodollar Rate + Letters of Credit	Base Rate
1	<25%	0.375%	1.50%	0.50%
2	≥25% but <50%	0.375%	1.75%	0.75%
3	≥50% but <75%	0.375%	2.00%	1.00%
4	≥75% but <90%	0.500%	2.25%	1.25%
5	≥90%	0.500%	2.50%	1.50%

Each change in the Applicable Rate shall be effective automatically without prior notice as changes in the Utilization Percentage occur. Administrative Agent will give notice promptly to the Borrower and Lenders of changes in the Applicable Rate. As used herein, “Utilization Percentage” means, as of the last day of the immediately preceding fiscal quarter, (i) Total Outstandings on such day divided by (ii) the Borrowing Base then in effect.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineer” means Lee Keeling and Associates, Inc. or any other reputable firm of independent petroleum engineers as shall be selected by the Borrower and reasonably satisfactory to the Administrative Agent.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sole lead arranger and sole book manager.

“Asset Disposition” means the sale, assignment, transfer, exchange or other Disposition by any Loan Party of (a) any Borrowing Base Property or (b) any material portion of its right, title and interest in any Loan Party owning any Borrowing Base Property, other than to another Loan Party in accordance with the terms hereof; provided that the term “Asset Disposition” shall not include the sale of assets arising in the ordinary course of business as a result of (i) a dilution or forfeiture of any Loan Party’s interest in an Borrowing Base Property in connection with deemed transfers of working interests under any joint operating or participation agreement as the result of electing (or being deemed to have elected) not to participate in the drilling operations for a new well or (ii) assignments pursuant to pooling or unitization agreements or other similar contracts in connection with which the applicable Loan Party receives an interest substantially equivalent to the interest it assigns; provided that in each case of clauses (i) and (ii), any such adjustments to the working interest and net revenue interest have been taken into account in the most recently delivered Reserve Report.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Assumed Income Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including any applicable Medicare contribution tax on certain investment income under Section 1411 of the Code) for a calendar year prescribed for an individual, or, if greater, a corporation resident in the City of New York (taking into account the Board’s reasonable estimation of the character of the applicable income (e.g., long-term or short-term capital gain or ordinary or exempt) and the deductibility of state and local taxes for U.S. federal income tax purposes).

“Assumed Tax Liability” of each member of the Borrower means for each calendar year or other period an amount equal to the cumulative amount of federal, state and local income taxes (including any applicable estimated taxes) that the Board estimates would be due from such member for such calendar year or other period as of the date of each distribution (a) assuming such member was an individual who earned solely the items of income, gain, deduction, loss, and/or credit allocated to such member pursuant to Section C.1.3 of Schedule C to the Borrower LLC Agreement (after reflecting any adjustments thereto by reason of Section 732(d), 734 or 743 of the Code) (b) after taking proper account of loss carryforwards available to individual taxpayers resulting from losses allocated to the members by the Borrower, to the extent not taken into account in prior periods and (c) assuming that such member is subject to tax at the Assumed Income Tax Rate.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Availability” means, as of any date, the remainder of (a) the Borrowing Base in effect on such date, minus (b) the Total Outstandings on such date.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Committed Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate for a one-month Interest Period (as determined on such day) plus 1.00% The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that that bears interest based on the Base Rate.

“Blackstone/GSO” means GSO Capital Partners, LP.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Board” means the Board of Managers of the Borrower.

“Borrower LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Borrower dated as of December 31, 2013.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.15, as the same may be adjusted from time to time pursuant to Section 2.15(d) or Section 5.18.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which the Total Outstandings on such date (less the Outstanding Amount of all L/C Obligations that have been Cash Collateralized) exceed the Borrowing Base in effect on such date; provided, that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, L/C Obligations will not be deemed to be outstanding to the extent they are secured by Cash Collateral in the manner contemplated by Section 2.03.

“Borrowing Base Properties” means all Proved Mineral Interests described in the most recently delivered Reserve Report for purposes of establishing the Borrowing Base. The Borrowing Base Properties on the Closing Date constitute all of the Proved Mineral Interests described in the Initial Reserve Report.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Committed Loan, means any such day that is also a London Banking Day.

“Cash Collateral” has the meaning given it in the definition of “Cash Collateralize”.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Casualty Loss” means any physical damage to a Facility or Well (each as defined in the Acquisition Agreement) that (a) is not the result of normal wear and tear, mechanical failure or gradual structural deterioration of materials, equipment, and infrastructure, downhole failure (including (i) failures arising or occurring during drilling or completing operations, (ii) junked or lost holes or (iii) sidetracking or deviating a well), or reservoir changes or depletion due to normal production or (b) is a result of acts of God, fire, explosion, pipeline or gathering line failure, earthquake, hurricane, tropical storm, tropical depression, storm, windstorm or blowout.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.

“CFC Holding Company” means a Domestic Subsidiary, owned directly by the Borrower or another Domestic Subsidiary, that has no material assets other than Equity Interests in, or Indebtedness of, one or more CFCs.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which (i) the Designated Equityholders shall collectively cease to beneficially own and control, directly or indirectly, on a fully diluted basis at least a majority of the issued and outstanding Voting Securities of the Borrower or (ii) the Designated Equityholders shall collectively cease to beneficially own and control, directly or indirectly, on a fully diluted basis at least a majority of the economic value of the issued and outstanding Equity Interests of the Borrower.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property of any kind which, under the terms of any Loan Document, is subject to a Lien in favor of the Administrative Agent for the benefit of Persons to whom any Obligations are owed including (a) Borrowing Base Properties having, collectively, not less than 80% of the Recognized Value of the Loan Parties’ Proved Mineral Interests (provided that any Loan Document or Mortgage that secures a maximum principal sum less than the Recognized Value of the Proved Mineral Interests shall be deemed to cover and encumber a Recognized Value equal to the maximum principal sum secured), (b) the ownership interest in each existing and future (x) Domestic Subsidiary of the Borrower or any other Loan Party and (y) no more than 66% of the issued and outstanding voting Equity Interests (but 100% of any non-voting Equity Interests) of any First-Tier Foreign Subsidiary that is a CFC or that is a disregarded entity that owns no material assets other than stock of a CFC or any CFC Holding Company shall be Collateral), (c) the Wheeler Midstream Gathering System and (d) on all accounts receivable, inventory, intangibles and fixed assets of the Loan Parties. Notwithstanding the foregoing, “Collateral” shall not include those assets: (i) as to which the Administrative Agent shall determine in its reasonable discretion that the cost of obtaining such a security interest is excessive in relation to the value of the security to be afforded thereby, (ii) as to which a grant of a security interest therein is prohibited by applicable law or anti-assignment provisions that are not ineffective as a result of the application of Article 9 of the relevant Uniform Commercial Code, (iii) that constitute crops or farm products, (iv) that constitute vehicle and other equipment subject to a certificate of title statute, (v) that constitute immaterial letter of credit rights (except to the extent the related supported obligation is otherwise collateral) or (vi) leasehold mortgages on real property (other than mortgages with respect to Borrowing Base Properties). Notwithstanding the foregoing, “Collateral” shall not include any “Buildings” or “Manufactured (Mobile) Homes” (each as defined in the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder).

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Committed Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Committed Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDAX” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) Consolidated Interest Charges for such period, (ii) any provision for Federal, state, local and foreign income or franchise taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation, depletion, amortization and exploration expenses, (iv) to the extent (A) expensed and recognized in the applicable period and (B) such transaction fees and expenses do not exceed 10% of total Consolidated EBITDAX (which total Consolidated EBITDAX shall be determined on a pro forma basis as set forth below but without including any such transaction fees and expenses) for the applicable period, the transaction fees and expenses incurred during the applicable period in connection with the negotiation, execution and closing of (1) this Agreement and the closing of the Acquisition (including in connection with hedging transactions in connection therewith), (2) of any acquisition, Disposition or Investment otherwise permitted by this Agreement, or (3) any amendment, refinancing or other modification of any Loan Document, or (v) any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any Consolidated Subsidiary for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or reserve for cash charges for any future period) including non-cash losses or charges resulting from the requirements of FAS 133; provided that cash payments made during such period or in any future period in respect of such non-cash charges, expenses or losses (other than any such excluded charge, expense or loss as described above) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDAX for the period in which such payments are made, and minus (b) the following to the extent included in calculating such Consolidated Net Income, without duplication: (i) Federal, state, local and foreign income or franchise tax credits of the Borrower and its Subsidiaries for such period, (ii) any unrealized non-cash gains in respect of any Swap Contracts resulting from the requirements of FAS 133, and (iii) all non-cash items increasing Consolidated Net Income for such period. If the Borrower or any Consolidated Subsidiary shall acquire or Dispose of any assets with a fair market value of $15,000,000 or more, make any Investment in an amount in excess of $15,000,000 during such period or merge or consolidate with a Person that is not a Loan Party as permitted by this Agreement, then Consolidated EBITDAX shall be calculated after giving pro forma effect to such acquisition, Disposition, Investment, merger or consolidation as if such acquisition, Disposition, Investment, merger or consolidation had occurred on the first day of such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the remainder of (i) sum of, without duplication, (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations under the Loan Documents but excluding intercompany debt among Loan Parties) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all direct reimbursement obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days or that are being diligently contested in good faith and for which adequate reserves are being maintained in accordance with GAAP), (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by a Loan Party (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Loan Party or is limited in recourse, (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such Guarantee, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary minus (ii) an amount equal to the total collected balances of cash equivalents properly reflected as assets of the Borrower and its Subsidiaries in accordance with GAAP that are maintained in deposit or securities accounts (A) subject to a Control Agreement or (B) maintained with the Administrative Agent as depositary bank. For the avoidance of doubt, Consolidated Funded Indebtedness shall not include Indebtedness in respect of Swap Contracts.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means (a) as of each of March 31, 2015, June 30, 2015 and September 30, 2015, the ratio of (i) Consolidated Funded Indebtedness as of such date to (ii) Annualized EBITDAX as of such date, and (b) as of the last day of any other fiscal quarter, the ratio of (i) Consolidated Funded Indebtedness as of such date to (ii) Consolidated EBITDAX for the period of four consecutive fiscal quarters then ending on such date.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period; provided that there shall be excluded from Consolidated Net Income the undistributed earnings of any Subsidiary (a) that is subject to any Contractual Obligation (other than under any Loan Document) that limits the ability of such Subsidiary to make Restricted Payments to any Loan Party or (b) that is or has been subject to an event specified in Section 8.01(e), (f), (g) or (h).

“Consolidated Subsidiaries” means each Subsidiary of a Person the financial statements of which shall be consolidated with the financial statements of such Person in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise (provided that individual natural persons who are members of a board of managers or board of directors of a Person shall not be deemed to Control such Person solely because of such membership). “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement in form and substance satisfactory to the Administrative Agent necessary to cause the Administrative Agent to have “control” (within the meaning of Section 9-104 of the UCC) over such deposit or securities account.

“Credit Extension” means each of the following: (a) a Committed Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Committed Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Committed Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Committed Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Committed Loans within two Business Days of the date such Committed Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of the failure to satisfy one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing), or (ii) pay to the Administrative Agent, the L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to either effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on the failure to satisfy a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer and each other Lender promptly following such determination.

“Designated Equityholders” means any of the following: (a) Blackstone/GSO, (b) any fund, investment account, or other investment vehicle managed, advised, sub-advised or sponsored by Blackstone/GSO or an Affiliate of such Person, (c) any Affiliate of Blackstone/GSO, (d) Tom L. Ward, (e) trusts, the sole beneficiaries and trustees of which are the individual listed in clause (d) above or his immediate family members, and (f) corporations, partnerships and other entities (i) of which the individual listed in clause (d) above or his immediate family members are the beneficial owners of all capital stock and other equity or voting interests, and (ii) that are controlled by such individual and his immediate family members.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanctions.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Stock” means Equity Interests (a) which are mandatorily redeemable, in whole or in part, or required to be repurchased, paid, repaid or redeemed, in whole or in part, by any Loan Party or any of its Subsidiaries (other than, in each case, any such redemption, repayment or purchase in exchange for additional shares of Equity Interests), or which requires the payment of cash dividends, principal or interest payments, in each case, prior to the date which is six (6) months after the Maturity Date; (b) which is secured by the assets of any Loan Party or any of its Subsidiaries; or (c) which is convertible or exchangeable at any time prior to the date that is six (6) months after the Maturity Date into Indebtedness of any Loan Party or any of its Subsidiaries.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States other than such a Subsidiary that is (i) a CFC Holding Company or (ii) owned directly or indirectly by a CFC.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions having the force and effect of law relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investment” means the contribution of cash by Blackstone/GSO or its Affiliates in exchange for common Equity Interests in the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA or the termination of a Multiemployer Plan under Section 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or that a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, as applicable; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Committed Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and;

(b) for any interest calculation with respect to a Base Rate Committed Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for the purposes of this Agreement.

“Eurodollar Rate Committed Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Committed Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Committed Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) pursuant to Section 3.06(b) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Existing Indebtedness” has the meaning assigned to such term in the recitals to this Agreement.

“Existing Lenders” has the meaning assigned to such term in the recitals to this Agreement.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connecting with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business

Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means collectively the (a) fee letter, dated March 31, 2014 among the Borrower, the Administrative Agent and the Arranger, as amended, supplemented or modified from time to time and (b) the fee letter, dated November 19, 2014 among the Borrower, the Administrative Agent and the Arranger, as amended, supplemented or modified from time to time.

“Finance Co” shall mean any direct, wholly-owned Subsidiary of the Borrower incorporated to become or otherwise serving as a co-issuer or co-borrower of Indebtedness permitted by this Agreement, which Subsidiary meets the following conditions at all times: (a) the provisions of Section 6.12 have been complied with in respect of such Subsidiary, and such Subsidiary is a Loan Party, (b) such Subsidiary shall be a corporation, (c) such Subsidiary shall be a Domestic Subsidiary and (d) such Subsidiary has not (i) incurred, directly or indirectly any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness that it was formed to co-issue or co-borrow (including, for the avoidance of doubt, any additional series, tranche or issuance of such type of Indebtedness) and for which it serves as co-issuer or co-borrower, (ii) engaged in any business, activity or transaction, or owned any property, assets or Equity Interests other than (A) performing its obligations and activities incidental to the co-issuance or co-borrowing of the Indebtedness that it was formed to co-issue or co-borrower and (B) other activities incidental to the maintenance of its existence, including legal, tax and accounting administration, (iii) consolidated with or merged with or into any Person, or (iv) failed to hold itself out to the public as a legal entity separate and distinct from all other Persons.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests of which are owned directly by the Borrower or a Domestic Subsidiary.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain a specified level of working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, each Subsidiary of the Borrower that has become party to the Guaranty on the Closing Date or at any time thereafter, including pursuant to the requirements of Section 6.12.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Secured Parties, substantially in the form of Exhibit E.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Title Deficiencies” means, with respect to Borrowing Base Properties, defects or clouds on title, discrepancies in reported net revenue and working interest ownership percentage and other Liens, defects, discrepancies and similar matters which do not, individually or in the aggregate, affect Borrowing Base Properties with a Recognized Value greater than three percent (3%) of the Recognized Value of all such Borrowing Base Properties.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days or that are being diligently contested in good faith and for which adequate reserves are being maintained in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person, contingent or otherwise, with respect to Disqualified Capital Stock to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date prior to the date that is six (6) months after the Maturity Date, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Reserve Report” means collectively (a) the most recently delivered Reserve Report under the Existing Credit Agreement and (b) the reserve report with respect to the Acquired Assets, prepared by Lee Keeling and Associates, Inc., dated as of October 1, 2014.

“Interest Payment Date” means, (a) as to any Committed Loan other than a Base Rate Committed Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Committed Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Committed Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Committed Loan, the period commencing on the date such Eurodollar Rate Committed Loan is disbursed or converted to or continued as a Eurodollar Rate Committed Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Committed Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Eurodollar Rate Committed Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Loan Party or in favor of the L/C Issuer and relating to such Letter of Credit.

“Junior Lien” means any Lien solely on the Collateral (other than the Liens securing the Obligations) that are subordinated to the Liens securing the Obligations pursuant to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent.

“Laws” means, collectively, any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, any such other consenting Lender nominated by the Borrower and approved by the Administrative Agent or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Counterparty” means any Person that was a Lender or any Affiliate of a Lender at the time entered into a Swap Contract with any Loan Party, in each case, only to the extent that at such time such Person has (a) a credit rating of at least BBB by S&P or “Baa” by Moody’s, (b) provided a Guarantee by another Person meeting the foregoing credit rating requirements or (c) otherwise made arrangements satisfactory to the Administrative Agent.

“Lender Swap Obligations” means all obligations arising from time to time under Swap Contracts entered into from time to time between either Borrower or any Guarantor and a Lender Counterparty; provided that if such Lender Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Lender Swap Obligations shall only include such obligations to the extent arising from transactions entered into at the time such Lender Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.13 of this Agreement, the Fee Letters, the Security Documents, and all other material certificates, documents or instruments delivered in connection with this Agreement, as the foregoing may be amended from time to time.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Majority Lenders” means, as of any date of determination, two or more Lenders having at least 50% of the Aggregate Commitments or, if the commitment of each Lender to make Committed Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, two or more Lenders holding in the aggregate at least 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Management Services Agreement” means that certain Management Services Agreement, dated as of December 31, 2013, by and between TLW Management Company, LLC, as Service Provider, and the Borrower.

“Material Acquisition” means an acquisition of Mineral Interests or Equity Interests of a Person owning Mineral Interests (which upon such acquisition of such Person shall become a Guarantor pursuant to the terms hereof) for consideration exceeding the greater of (a) $50,000,000 or (b) 10% of the Borrowing Base (without giving effect to such acquisition).

“Material Adverse Change” means any circumstance or event that has had a Material Adverse Effect.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower or any Guarantors to perform their obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means December 31, 2019; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Facility Amount” means $1,000,000,000.

“Mineral Interests” means rights, estates, titles, and interests in and to oil and gas leases and any oil and gas interests, royalty and overriding royalty interest, production payment, net profits interests, oil and gas fee interests, and other rights therein, including, without limitation, any reversionary or carried interests relating to the foregoing, together with rights, titles, and interests created by or arising under the terms of any unitization, communitization, and pooling agreements or arrangements, and all properties, rights and interests covered thereby, whether arising by contract, by order, or by operation of Laws, which now or hereafter include all or any part of the foregoing.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding Amount of all LC Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Monthly Date” means the last day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means all mortgages, deeds of trust, security agreements, pledge agreements and similar documents, instruments and agreements creating, evidencing, perfecting or otherwise establishing the Liens required by Section 6.14 hereof in the Proved Mineral Interests of any Loan Party and the Wheeler Midstream Gathering System as may heretofore or may hereafter be granted or assigned to the Administrative Agent to secure payment of the Obligations or any part thereof. All Mortgages shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the remainder of the gross cash proceeds received by any Loan Party from any Asset Disposition or Swap Termination less (a) commissions, legal, accounting and other professional fees and expenses, and other usual and customary transaction costs, including, without limitation, indemnification and other post-closing obligations and reserves related to any such Asset Disposition or Swap Termination, in each case only to the extent paid or payable by a Loan Party in cash and related to such Asset Disposition or Swap Termination, respectively, (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (c) debt (other than with respect the Obligations) which is secured by a Lien upon any of the assets being sold and which must be repaid as a result of such sale.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means the Lender Swap Obligations and all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Committed Loan, Letter of Credit or Secured Cash Management Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permits” has the meaning specified in Section 5.19.

“Permitted Additional Debt” means Junior Lien term loans or notes or unsecured Indebtedness, in each case, issued by the Borrower and/or Finance Co; provided, however, that, the incurrence thereof is subject to the following conditions: (a) the maturity date of any such Indebtedness shall be no earlier than the date that is six months after the Maturity Date, (b) the documentation governing such Indebtedness shall not require any scheduled amortization prior to its maturity date, (c) the terms and conditions of such Indebtedness, taken as a whole, shall be no more restrictive than the terms and conditions of this Agreement, (d) the Borrower shall be in compliance with the financial covenant set forth in Section 7.13(a) after giving pro forma effect to such incurrence, as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01(a) or (b), (e) no Subsidiary that is not a Loan Party shall guarantee such Indebtedness, (f) if such Indebtedness is subordinated, such Indebtedness shall have subordination terms customary for Indebtedness of such type and (g) no Default or Event of Default shall have occurred and be continuing immediately after giving effect to the issuance of such Indebtedness; provided, further that the Borrower shall have delivered a certificate of a Responsible Officer of the Borrower to the Administrative Agent designating any such debt as Permitted Additional Debt.

“Permitted Encumbrances” means with respect to any asset:

(a) Liens securing the Obligations;

(b) minor defects in title which do not secure the payment of money and otherwise have no material adverse effect on the value or the operation of the subject property, and for the purposes of this Agreement, a minor defect in title shall include, but not be limited to, easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of any Loan Party that are customarily granted in the oil and gas industry;

(c) (i) contractual or statutory Liens securing obligations for labor, services, materials and supplies furnished to Mineral Interests, or (ii) Liens on pipeline or pipeline facilities which arise out of operation of law, or (iii) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements which are customary in the oil and gas business, provided that, in the case of any Lien described in the foregoing clauses (i), (ii) or (iii), such Lien secures obligations that are not Indebtedness and are not delinquent for more than ninety (90) days or which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been maintained in accordance with GAAP, and such Lien has no material adverse effect on the value or operation of the property encumbered thereby;

(d) contractual or statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising in the ordinary course of business and related facilities and assets which are not overdue for a period of more than ninety (90) days or which are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves have been maintained in accordance with GAAP;

(e) Liens for Taxes or assessments not yet due or not yet delinquent, or, if delinquent, are not delinquent for a period of more than ninety (90) days or which are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves have been maintained in accordance with GAAP;

(f) lease burdens payable to third parties which are deducted in the calculation of discounted present value in any Reserve Report including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(g) rights of first refusal, purchase options and similar rights granted pursuant to joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents that have been disclosed to the Administrative Agent in writing;

(h) Liens incurred in the ordinary course of business on cash or securities pledged in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for Indebtedness), entered into in the ordinary course of business (including lessee and operator obligations under statute, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters) or to secure obligations on surety or appeal bonds;

(i) pre-judgment Liens and Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(j) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Borrower or any of its Subsidiaries to the extent any such defeasance is not prohibited by this Agreement;

(k) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreement or other similar agreement establishing such trust or escrow arrangement;

(l) Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements and similar agreements (i) limiting the transfer of properties and assets pending consummation of the subject transaction and (ii) in respect of earnest money deposits, good faith deposits, purchase price adjustment escrows and similar deposits and escrow arrangements made or established thereunder;

(m) rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of such Person; rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of such Person, or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by such Person; and any obligation or duties affecting the property of such Person to any municipality or governmental, statutory or public authority with respect to any franchise, grant, license or permit; and

(n) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies (including any such banker’s liens, rights of set-off or similar rights and remedies that are contractually agreed upon in deposit account agreements, securities account agreements or commodities account agreements entered into in the ordinary course of business) and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account.

“Permitted Tax Distribution” means distributions of available cash, if any, made on a quarterly basis during the calendar year and following the end of such calendar year to each member of the Borrower in an amount equal to the excess, if any, of such member’s Assumed Tax Liability for such calendar year, as calculated by the Board at the time of each such distribution based upon the Assumed Income Tax Rate, over all prior distributions with respect to the member for such calendar year.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan, but excluding a Multiemployer Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Proved Mineral Interests” means, collectively, Proved Producing Mineral Interests, Proved Non-producing Mineral Interests, and Proved Undeveloped Mineral Interests.

“Proved Non-producing Mineral Interests” means all Mineral Interests which constitute proved developed non-producing reserves.

“Proved Producing Mineral Interests” means all Mineral Interests which constitute proved developed producing reserves.

“Proved Undeveloped Mineral Interests” means all Mineral Interests which constitute proved undeveloped reserves.

“Public Lender” has the meaning specified in Section 6.02.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recognized Value” means, with respect to Mineral Interests, the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such Mineral Interests as set forth in the most recently delivered Reserve Report for purposes of determining the portion of the Borrowing Base which it attributes to such Mineral Interests in accordance with Section 2.15 hereof.

“Redetermination” means (a) any Scheduled Redetermination, (b) any Special Redetermination, or (c) any redetermination pursuant to Section 2.15(d).

“Redetermination Date” means (a) with respect to any Scheduled Redetermination, each April 1 and October 1, commencing April 1, 2015, (b) with respect to any Special Redetermination (other than pursuant to Section 2.15(e)), the first day of the first month which is not less than twenty (20) Business Days following the date of a request for a Special Redetermination, and (c) with respect to any redetermination pursuant to Section 2.15(d) or (e), the date upon which any Loan Party completes any Asset Disposition, Swap Termination or Wheeler Midstream Gathering System Disposition.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Committed Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, two or more Lenders having at least 66-2/3% of the Aggregate Commitments or, if the commitment of each Lender to make Committed Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, two or more Lenders holding in the aggregate at least 66-2/3% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserve Report” means an unsuperseded engineering analysis of the Mineral Interests owned by the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent, prepared in accordance with customary and prudent practices in the petroleum engineering industry and Financial Accounting Standards Board Statement 69. Each Reserve Report shall be prepared by the Borrower’s in-house staff, provided that each Reserve Report required to be delivered pursuant to Section 2.15(a) that is prepared as of February 28 shall be audited, or at Borrower’s election prepared, by the Approved Petroleum Engineer. Notwithstanding the foregoing, in connection with any Special Redetermination requested by the Borrower, the Reserve Report shall be in form and scope mutually acceptable to the Borrower and the Administrative Agent. Until superseded, the Initial Reserve Report shall be considered the Reserve Report.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Responsible Officer” means (a) the chief executive officer, chief operating officer, president, chief financial officer, senior vice president, vice president, treasurer, assistant treasurer or controller of a Loan Party, (b) with respect to the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanction” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Redetermination” means any Redetermination of the Borrowing Base pursuant to Section 2.15(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Borrower and any Cash Management Bank.

“Secured Parties” means, collectively, the Administrative Agent, the L/C Issuer, the Lenders, any Person that is owed Lender Swap Obligations, any Person that is party to a Secured Cash Management Agreement, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Security Documents” means the instruments listed in Schedule 4.01 and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, Guarantees, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Loan Party to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or Guarantee the payment of any part of the Obligations or the performance of any Loan Party’s other duties and obligations under the Loan Documents.

“Sellers” has the meaning assigned to such term in the recitals to this Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including contingent liabilities) beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Redetermination” means any Redetermination of the Borrowing Base pursuant to Section 2.15(c).

“Specified Acquisition Agreement Representations” means such of the representations and warranties made by the Sellers in the Acquisition Agreement with respect to the Acquired Assets as are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Acquisition Agreement or the right to decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Specified Representations” means the representations and warranties set forth in Sections 5.01(a), 5.01(b)(ii), 5.02(a), 5.04, 5.14 (in the case of clause (a) thereof, only as such representation pertains to margin regulations), 5.21, 5.22 and 5.23.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (a) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person or (b) more than 50% owned by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination” means any Disposition, termination, sale or unwind of any hedge position under any Swap Contract prior to its maturity or the creation of any off-setting position (whether evidenced by a floor, put or Swap Contract) with respect to any such position.

“Swap Termination Value” means, with respect to any Swap Termination in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts and any substantially contemporaneous replacement Swap Contract entered into, (a) for purposes of Section 2.15(d), the value (as determined by the Administrative Agent) allocated to such Swap Contract in connection with the most recent determination of the Borrowing Base, or (b) for any other purpose, (i) for any date on or after the date such Swap Contract has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (b)(i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as contemplated by such Swap Contracts.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $25,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Committed Loans and all L/C Obligations.

“Type” means with respect to a Committed Loan, its character as a Base Rate Committed Loan or a Eurodollar Rate Committed Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(e)(ii)(B)(3).

“Utilization Percentage” has the meaning specified in the definition of “Applicable Rate.”

“Voting Securities” means, with respect to any Person, Equity Interests of any class or kind having the power to vote for the election of the members of the governing body of such Person.

“Wheeler Midstream Gathering System” has the meaning assigned to such term in the recitals to this Agreement.

“Wheeler Midstream Gathering System Disposition” means (a) a Disposition by any Loan Party of any Wheeler Midstream Gathering System assets (excluding Dispositions of the type described in Section 7.05(a) and Dispositions of equipment (but not real property) described in Section 7.05(c) (in the case of Section 7.05(c), solely to the extent such replacement equipment is used in the Wheeler Midstream Gathering System) or (b) the Loan Parties ceasing to own, directly or indirectly, 100% of the Person that owns the Wheeler Midstream Gathering System.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on, or consent requirements of the Administrative Agent or Lenders with respect to, such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Petroleum Terms. As used herein, the terms “proved reserves,” “proved developed reserves,” “proved developed producing reserves,” “proved developed non-producing reserves,” and “proved undeveloped reserves” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the lesser of (a) the Maximum Facility Amount, (b) the Aggregate Commitments and (c) the Borrowing Base then in effect and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Committed Loans may be Base Rate Committed Loans or Eurodollar Rate Committed Loans, as further provided herein.

2.02 Committed Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Committed Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than (i) 12:00 noon three Business Days prior to the requested date of any Committed Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans or of any conversion of Eurodollar Rate Committed Loans to Base Rate Committed Loans, and (ii) 12:00 noon on the requested date of any Committed Borrowing of Base Rate Committed Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Committed Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 noon four Business Days prior to the requested date of such Committed Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 noon, three Business Days before the requested date of such committed Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Committed Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (A) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Committed Loans, (B) the requested date of the Committed Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Committed Loans to be borrowed, converted or continued, (D) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Committed Loans. Any such automatic conversion to Base Rate Committed Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Committed Loans. If the Borrower requests a Committed Borrowing of, conversion to, or continuation of Eurodollar Rate Committed Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Committed Loans described in the preceding subsection (a). In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction or waiver as provided under this Agreement of the applicable conditions set forth in Section 4.02 (and, if such Committed Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall promptly make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Committed Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Committed Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Committed Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Committed Loan. During the existence of a Default, no Committed Loans may be requested as, converted to or continued as Eurodollar Rate Committed Loans without the consent of the Majority Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Committed Loans upon determination of such interest rate. At any time that Base Rate Committed Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or the other Loan Parties, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or the other Loan Parties and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the lesser of (1) the Aggregate Commitments and (2) the Borrowing Base then in effect, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit then in effect. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Majority Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date or the Borrower shall have Cash Collateralized 103% of the full amount then available for drawing under such Letter of Credit upon the issuance of such Letter of Credit and the expiry date of such requested Letter of Credit would not occur more than twelve months after the date of issuance.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(F) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s Fronting Exposure (after giving effect to Section 2.14(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has Fronting Exposure, as it may elect in its sole discretion.

(iv) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(v) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued, extended or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 noon at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Loan Party) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelvemonth period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. On the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) made not later than 11:00 am on such date (and otherwise, on the Business Day after any such payment), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Committed Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Committed Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Committed Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C

Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be (1) payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.14(a)(iv), (2) retained by the Borrower to the extent that the Borrower has provided Cash Collateral to cover Fronting Exposure that has not been reallocated pursuant to Section 2.14(a)(iv), and (3) with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, at any time that the Borrower is required to pay interest in respect of any Obligation at the Default Rate, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at a rate of 0.125% per annum, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at a rate of 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Loan Parties. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Loan Party the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Loan Parties inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Loan Party.

2.04 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Committed Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Committed Loans are to be prepaid, the Interest Period(s) of such Committed Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided that any such notice may be contingent upon the consummation of a refinancing, acquisition, merger or disposition transaction and if such refinancing, acquisition, merger or disposition is not consummated on the date of repayment specified in such notice, such notice may be rescinded, or the date of repayment specified therein may be extended, upon further notice from the Borrower to the Administrative Agent. Any prepayment of a Eurodollar Rate Committed Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.14, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Committed Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Committed Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

(c) Except with respect to (i) a Special Redetermination pursuant to Section 2.15(c) or Section 2.15(e) or (ii) a Borrowing Base adjustment pursuant to Section 2.15(d), in the event a Borrowing Base Deficiency exists after giving effect to any Redetermination, the Borrower shall, within ten (10) days following notice thereof from the Administrative Agent, provide written notice (the “Election Notice”) to the Administrative Agent stating the action or combination of actions specified below which the Borrower proposes to take to remedy such Borrowing Base Deficiency, and the Borrower shall thereafter, at its option, take one or more of the following actions in order to remedy such Borrowing Base Deficiency (1) eliminate such Borrowing Base Deficiency by making a single mandatory prepayment of the Loans in an amount equal to the amount of such Borrowing Base Deficiency after giving effect to any other actions taken by the Borrower provided below within thirty (30) days after the date on which the Borrower provides the Election Notice to the Administrative Agent (the “Election Date”), (2) eliminate such Borrowing Base Deficiency by making six (6) consecutive mandatory prepayments of the Loans, each of which shall be in an amount equal to one-sixth (1/6th) of the amount of such Borrowing Base Deficiency (or portion thereof remaining after giving effect to any other actions taken by the Borrower described in part (1) and (3) hereof), commencing on the first Monthly Date following the applicable Election Date and continuing on each of the five next succeeding Monthly Dates thereafter, and in connection therewith, the Loan Parties shall (A) dedicate a sufficient amount (as determined by the Administrative Agent in its sole discretion) of the monthly cash flow from the Loan Parties’ oil and gas properties to satisfy such payments, and (B) execute and deliver such collateral assignments and/or security agreements in form and substance satisfactory to the Administrative Agent which the Administrative Agent may, in its discretion, require with respect thereto, or (3) within thirty (30) days following the applicable Election Date, submit additional oil and gas properties owned by the Loan Parties for consideration in connection with the redetermination of the Borrowing Base which, after giving effect to any other actions taken by the Borrower provided above, Administrative Agent deems sufficient, in its sole discretion to eliminate such Borrowing Base Deficiency. If a Borrowing Base Deficiency on any Election Date cannot be eliminated pursuant to this Section 2.04(c) by prepayment of the Loans in full (as a result of outstanding L/C Obligations on such Election Date), on up to six Monthly Dates immediately following such Election Date, the Borrower shall also deposit cash with the Administrative Agent, to be held by the Administrative Agent to secure outstanding L/C Obligations in the manner contemplated by Section 2.03, in an amount on each such Monthly Date at least equal to one sixth (1/6th) of the balance of such Borrowing Base Deficiency (i.e., one-sixth of the difference between the Borrowing Base Deficiency on such Election Date and the remaining outstanding principal amount of the Loans on such Election Date), until the aggregate amount of cash so deposited with the Administrative Agent equals the balance of such Borrowing Base Deficiency. In the event a Borrowing Base Deficiency shall occur (or an increase in any pre-existing Borrowing Base Deficiency shall occur) as a result of a Special Redetermination pursuant to Section 2.15(c), the Borrower shall be required to make a mandatory prepayment of the Loans within thirty (30) days following receipt of notice of such Borrowing Base Deficiency (or increase in any pre-existing Borrowing Base Deficiency) in an amount equal to the amount of such Borrowing Base Deficiency (or increase in any pre-existing Borrowing Base Deficiency).

(d) Within one Business Day of the consummation by any Loan Party of any Asset Disposition or Swap Termination given value in the most recently determined Borrowing Base, or of the consummation of a Wheeler Midstream Gathering System Disposition, the Borrower shall make a mandatory prepayment of the Committed Loans in an amount, if any, required to eliminate any Borrowing Base Deficiency existing after giving effect to such Asset Disposition, Swap Termination or Wheeler Midstream Gathering System Disposition, in each case as contemplated by Section 2.15(d) or Section 2.15(e). Notwithstanding the foregoing, in the event a Default is in existence on the date of the consummation of any Asset Disposition, Swap Termination or Wheeler Midstream Gathering System Disposition, all Net Cash Proceeds from such Asset Disposition, Swap Termination or Wheeler Midstream Gathering System Disposition shall be applied as a mandatory prepayment of the Committed Loans.

(e) Upon any incurrence of Permitted Additional Debt, the Borrowing Base shall be automatically reduced by an amount equal to 25% of amount of Permitted Additional Debt incurred.

2.05 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments or the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06 Repayment of Committed Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

2.07 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(i) While any Event of Default under Section 8.01(a) (with respect to payments of principal only) or 8.01(f) exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Upon the request of the Majority Lenders, while any other Event of Default exists, the Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(b) Interest on each Committed Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.

Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the lesser of (x) the Borrowing Base and (y) Aggregate Commitments exceeds the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations subject to adjustment as provided in Section 2.15. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09 Computation of Interest and Fees. All computations of interest for Base Rate Committed Loans (including Base Rate Committed Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Committed Loan for the day on which the Committed Loan is made, and shall not accrue on a Committed Loan, or any portion thereof, for the day on which the Committed Loan or such portion is paid, provided that any Committed Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Committed Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Committed Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)

(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Committed Loans (or, in the case of any Committed Borrowing of Base Rate Committed Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the

Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Committed Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Committed Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Committed Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Committed Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Committed Loan in any particular place or manner.

2.12 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.12 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.13, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.12 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13 Cash Collateral.

(a) Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases), following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.14 (a)(iv) and any Cash Collateral provided by the Defaulting Lender). If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.13(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.13 or Sections 2.03, 2.04, 2.05,

2.06, 2.14 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the good faith determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.14 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 and in the definitions of “Majority Lenders” and “Required Lenders”.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.13; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.13; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Committed Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Committed Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Committed Loans of, and L/C Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.14(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. Each Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Committed Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.14(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.15 Borrowing Base.

(a) Reserve Report; Proposed Borrowing Base. On or before February 28 and August 31 of each year, commencing February 28, 2015, the Borrower shall deliver to the Administrative Agent for distribution to each Lender a Reserve Report prepared as of the immediately preceding December 31 and June 30, respectively. Simultaneously with the delivery to the Administrative Agent of each Reserve Report, the Borrower shall notify the Administrative Agent of the amount of the Borrowing Base which the Borrower requests become effective on the next Redetermination Date (or such date promptly following such Redetermination Date as the Required Lenders shall elect).

(b) Scheduled Redeterminations of the Borrowing Base; Procedures and Standards. Based in part on the Reserve Reports made available to the Lenders pursuant to Section 2.15(a), the Administrative Agent shall redetermine, and the Lenders shall approve, in their sole discretion and in each case as set forth below, the Borrowing Base on or prior to the next Redetermination Date beginning with the Redetermination Date occurring on April 1, 2015 (or such date promptly thereafter as is reasonably possible based on the engineering and other information available to the Administrative Agent). Any Borrowing Base which becomes effective as a result of any Redetermination of the Borrowing Base shall be subject to the following restrictions: (a) such Borrowing Base shall not exceed the Borrowing Base requested by the Borrower pursuant to Section 2.15(a) or 2.15(c) (as applicable), (b) such Borrowing Base shall not exceed the lesser of the (i) Maximum Facility Amount or (ii) the Aggregate Commitments then in effect, (c) to the extent such Borrowing Base represents an increase from the Borrowing Base in effect prior to such Redetermination, such Borrowing Base shall be approved by all Lenders (other than any Defaulting Lenders), and (d) any Borrowing Base which represents a decrease in the Borrowing Base in effect prior to such Redetermination, or a reaffirmation of such prior Borrowing Base, shall be approved by the Required Lenders. Each Redetermination shall be made by the Lenders in accordance with their normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time and will otherwise be in their sole discretion. Without limiting such discretion, the Borrower acknowledges and agrees that each Lender may consider such credit factors as it deems appropriate which are consistent with its normal and customary procedures for evaluating oil and gas reserves and shall have no obligation in connection with any Redetermination to approve any increase from the Borrowing Base in effect prior to such Redetermination. The

Administrative Agent shall propose such redetermined Borrowing Base to the Lenders within 15 days following receipt by the Administrative Agent of a Reserve Report pursuant to Section 2.15(a). Such proposed Borrowing Base shall be determined by the Administrative Agent (1) in accordance with its normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time and (2) otherwise in its sole discretion. After having received notice of such proposed Borrowing Base by the Administrative Agent, the Required Lenders (or all Lenders other than Defaulting Lenders in the event of a proposed increase) shall have fifteen (15) days to agree or disagree with such proposal. If at the end of such fifteen (15) day period, the Required Lenders (or all Lenders other than Defaulting Lenders in the event of a proposed increase) have not communicated their approval or disapproval of the proposed Borrowing Base, such silence shall be deemed an approval and the Administrative Agent’s proposal shall be the new Borrowing Base. If, however, the Required Lenders (or any Lender other than a Defaulting Lender in the event of a proposed increase) notify Administrative Agent within such fifteen (15) day period of their disapproval, the Required Lenders (or all Lenders other than Defaulting Lenders in the event of a proposed increase) shall, within a reasonable period of time, agree on a new Borrowing Base. Promptly following any Redetermination of the Borrowing Base, the Administrative Agent shall notify the Borrower of the amount of the Borrowing Base as redetermined, which Borrowing Base shall be effective as of the date specified in such notice, and shall remain in effect for all purposes of this Agreement until the next Redetermination.

(c) Special Redetermination. In addition to Scheduled Redeterminations, the Borrower and the Required Lenders shall each be permitted to make (i) Special Redeterminations pursuant to Section 2.15(e) and Section 5.18 and (ii) other Special Redeterminations of the Borrowing Base; provided, that, the Required Lenders shall be permitted to make only one (1) Special Redetermination pursuant to this Section 2.15(c)(ii) in any calendar year (and no Special Redetermination shall in any case be made at the request of the Required Lenders prior to June 30, 2015) and the Borrower shall be permitted to make only two (2) Special Redeterminations pursuant to this Section 2.15(c) in any calendar year; provided, that in connection with a Material Acquisition, the Borrower shall be permitted to request an additional Special Redetermination. Any request for a Special Redetermination shall be made pursuant to a written notice (i) from the Administrative Agent to the Borrower, in respect of a Special Redetermination requested by the Required Lenders and (ii) from the Borrower to the Administrative Agent, in respect of a Special Redetermination requested by the Borrower, and, in the case of a request by the Borrower, such notice shall be accompanied by a Reserve Report and a notification of the Borrowing Base requested by the Borrower in connection with such Special Redetermination. Any Special Redetermination shall be made by the Administrative Agent and the Lenders in accordance with the procedures and standards set forth in Section 2.15(b). A Reserve Report shall not be required to be delivered to the Administrative Agent and the Lenders in connection with any Special Redetermination requested by the Required Lenders pursuant to this Section 2.15(c); provided, however that in the absence of a current Reserve Report, the Administrative Agent may make adjustments to its analysis of the latest Reserve Report and the Borrowing Base in its sole discretion.

(d) Swap Contract and Asset Disposition Adjustment. In addition to Scheduled Redeterminations and Special Redeterminations, the Borrowing Base shall reduce simultaneously with (i) the completion by any Loan Party of any Asset Disposition or (ii) any

Swap Termination the value of which Swap Contract was used in the most recent determination of the Borrowing Base, in each case by (x) the Borrowing Base value of the Borrowing Base Properties which are subject to such Asset Disposition (which shall be the Borrowing Base value assigned thereto by Administrative Agent in the most recent Redetermination, and which, in the case of any exchange, shall be the net reduction in the Borrowing Base value realized or resulting from such exchange) or (y) the Swap Termination Value of such Swap Contract, as applicable; provided, however, so long as no Borrowing Base Deficiency exists immediately prior to such Asset Disposition or such Swap Termination, as applicable, such reduction in the Borrowing Base shall not occur unless and until the aggregate Borrowing Base value of all Borrowing Base Properties subject to Asset Dispositions and the Swap Termination Value in respect of Swap Terminations since the most recent Redetermination (the “Aggregate Disposition Value”) equals or exceeds 10% of the total amount of the Borrowing Base in effect at the most recent Redetermination; provided, further, that if an Asset Disposition or Swap Termination would result in the Aggregate Disposition Value exceeding 10% of the Borrowing Base in effect at the most recent Redetermination, Required Lenders may require a Special Redetermination according to Section 2.15(c) as a condition to such Asset Disposition or Swap Termination, which shall be in addition to the number of allowed Special Redeterminations under Section 2.15(c).

(e) Wheeler Midstream Gathering System Disposition Adjustment. If a Wheeler Midstream Gathering System Disposition shall occur, the Required Lenders may require a Special Redetermination according to Section 2.15(c), which shall be in addition to the number of allowed Special Redeterminations otherwise allowed under Section 2.15(c).

(f) Borrowing Base Deficiency. If a Borrowing Base Deficiency exists after giving effect to any Redetermination, the Borrower shall be obligated to eliminate such Borrowing Base Deficiency by making mandatory prepayments of the Committed Loans or by taking such other action required by Section 2.04.

(g) Initial Borrowing Base. Notwithstanding anything to the contrary contained herein, the Borrowing Base in effect during the period commencing on the Closing Date and ending on the effective date of the first Redetermination after the Closing Date shall be $510,000,000.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions of Indemnified Taxes applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions of Indemnified Taxes applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. (i) The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Committed Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv) Notwithstanding anything to the contrary herein or in any other Loan Document, the obligation of the Administrative Agent and the Loan Parties to withhold based upon the information and documentation the Administrative Agent has received pursuant to this clause (e), shall be subject to the standards of knowledge set forth in U.S.

Treasury Regulation Section 1.1441-7T (or any successor provision) and, in the case of withholding under any non-U.S. law, any comparable provision applicable to withholding agents under such non-U.S. law.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h) Defined Terms. For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the term “applicable Laws” includes FATCA.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Committed Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Committed Loans or to convert Base Rate Committed Loans to Eurodollar Rate Committed Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Committed Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Committed Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Committed Loans of such Lender to Base Rate Committed Loans (the interest rate on which Base Rate Committed Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Committed Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Committed Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If in connection with any request for a Eurodollar Rate Committed Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Rate Committed Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Committed Loan or in connection with an existing or proposed Base Rate Committed Loan, or (b) the Administrative Agent or the Majority Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Committed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Committed Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Committed Loans shall be suspended (to the extent of the affected Eurodollar Rate Committed Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Majority Lenders revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans (to the extent of the affected Eurodollar Rate Committed Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Committed Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Committed Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Committed Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Committed Loan the interest on which is determined by reference to the Eurodollar Rate (or, in the case of clause (ii) above, any Loan) (or of maintaining its obligation to make any such Committed Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Committed Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Committed Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Committed Loan equal to the actual costs of such reserves allocated to such Committed Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Committed Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Committed Loan other than a Base Rate Committed Loan on a day other than the last day of the Interest Period for such Committed Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Committed Loan) to prepay, borrow, continue or convert any Committed Loan other than a Base Rate Committed Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Committed Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Committed Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Committed Loan made by it at the Eurodollar Rate for such Committed Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Committed Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04 or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Committed Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i) executed counterparts of this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) executed counterparts of the Security Documents listed on Schedule 4.01 (other than the Mortgages described below);

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and the other Loan Parties is validly existing and in good standing in its jurisdiction of organization;

(vi) (A) a favorable opinion of Vinson & Elkins LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request and (B) a favorable opinion of McAfee & Taft, Oklahoma counsel to the Loan Parties, addressed to the Administrative Agent and each Lender as to the enforceability of the Mortgages in Oklahoma and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vii) certificates evidencing that insurance has been obtained and is in effect in such types and amounts as shall be reasonably satisfactory to the Administrative Agent, naming Administrative Agent as additional insured on liability policies and loss payee with regard to property and casualty policies;

(b) (i) Any fees required to be paid on the Closing Date pursuant to the Fee Letters and (ii) all reasonable fees, charges and disbursements of counsel and any local counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent), plus such additional amounts of such fees (including all filing and recording fees and taxes), charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by such counsel through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent), in each case to the extent invoiced at least one Business Day prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall have been or will be simultaneously paid with the initial Credit Extension hereunder.

(c) To the extent not identified as a post-closing obligation on Schedule 6.20, the Lenders shall have received satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority Lien and security interest, subject only to Permitted Encumbrances, in Collateral including Mortgages covering Proved Mineral Interests that have a Recognized Value of not less than the 80% of the Recognized Value of all Proved Mineral Interests (provided that any Loan Document or Mortgage that secures a maximum principal sum less than the Recognized Value of the Proved Mineral Interests shall be deemed to cover and encumber a Recognized Value equal to the maximum principal sum secured) owned by the Loan Parties on the Closing Date and included in the Borrowing Base in effect on the Closing Date and covering the Wheeler Midstream Gathering System, duly executed and delivered by the applicable Loan Parties, together with such other searches, assignments, conveyances, agreements and other writings as may be reasonably requested by the Administrative Agent, including, without limitation, UCC financing statements and/or amendments to financing statements, in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Lenders shall have received certification as to the Solvency of the Borrower and its Subsidiaries, taken as a whole, after giving effect to the Acquisition, from the Chief Financial Officer of the Borrower.

(e) After giving effect to the consummation of the Acquisition, the payment of the full purchase price and applicable transactions costs for the Acquisition, all fees and expenses in connection with the closing of this Agreement and the other Loan Documents, and other organizational costs incurred prior to the Closing Date, Availability shall equal or exceed 15% of the Borrowing Base.

(f) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (a) attaching a true and complete copy of the Acquisition Agreement and (b) certifying that the Acquisition shall have been, or shall contemporaneously with the Closing Date be, consummated as set forth in Section 4.01(g).

(g) (i) The Acquisition shall have been consummated (or shall be consummated simultaneously with the initial Credit Extension hereunder) in accordance with the Acquisition Agreement, and no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified in a manner that is materially adverse to the Lenders without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that any waiver, amendment, supplement or other modification (x) to the definition of “Material Adverse Effect” in the Acquisition Agreement or (y) to the “Xerox” provisions in Section 15.5 of the Acquisition Agreement, shall in each case be deemed to be materially adverse to the interests of the Lenders); provided that any amendment, supplement, modification or other purchase price adjustment (a) increasing the amount of the consideration required to consummate the Acquisition shall not be materially adverse to the Lenders so long as such increased consideration is funded with equity or borrowings under the Credit Agreement (subject to Section 4.01(f)) and (b) reducing the amount of the consideration required to consummate the Acquisition shall not be materially adverse to the Lenders so long as (x) such decrease is not more than ten percent (10%) of the required consideration set forth in the Acquisition Agreement or (y) such reduction is applied to reduce the Equity Investment and the Borrowing Base on a pro rata basis (subject to Section 4.01(f)) and (ii) the Borrower shall have received additional proceeds to include at least $375,000,000 in cash proceeds from the Equity Investment.

(h) The Administrative Agent and the Lenders shall have received, at least three Business Days prior to the Closing Date, the documentation and other information that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, that have been requested in writing at least seven calendar days before the Closing Date.

(i) The Administrative Agent shall have received, to the extent related to the Acquired Assets, (i) monthly production and accounting lease operating statements for the fiscal year ended December 31, 2013 and through July 31, 2014, (ii) the Borrower’s capital budget for the fiscal year ended 2015 (including overhead), (iii) Imbalances (as defined in the Acquisition Agreement) as of July 31, 2014, and (iv) estimated plugging and abandonment and other asset retirement liability for the fiscal year ended 2015. The information provided to the Administrative Agent pursuant to this Section 4.01(i) need not be prepared in compliance with GAAP or Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by FASB ASC 805.

(j) The Administrative Agent shall have received customary quarterly financial projections for oil and gas transactions of a similar nature (including balance sheets, income statements and statements of cash flow) of the Borrower and its Subsidiaries for the first fiscal year after the Closing Date and customary annual financial projections for oil and gas transactions of a similar nature (including balance sheets, income statements and statements of cash flow) of the Borrower and its Subsidiaries for each fiscal year thereafter for the term of this Agreement.

(k) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that no fact, event or circumstance shall have occurred or arisen since November 19, 2014 (other than Casualty Losses) that has had, or would reasonably be expected to have, an Acquisition Material Adverse Effect.

(l) The (x) Specified Representations and (y) Specified Acquisition Agreement Representations shall be true and correct on and as of the Closing Date in all material respects (except that those Specified Representations and Specified Acquisition Agreement Representations that are qualified by materiality or with respect to a Material Adverse Effect shall be true and correct in all respects).

(m) The Administrative Agent shall have received the Initial Reserve Report.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Committed Loans) is subject to the following conditions precedent; provided that clauses (a) and (b) below shall not apply to any Credit Extension on the Closing Date:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except with respect to representations and warranties which are expressly qualified by materiality, which shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except with respect to representations and warranties which are expressly qualified by materiality, which shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in the first sentence of subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) After giving effect to such Credit Extension, the Total Outstandings shall not exceed the Borrowing Base then in effect.

(d) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Other than on the Closing Date, each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Committed Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender that:

5.01 Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict in any material respect with or result in any material breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any Law to which such Person or its property is subject.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement, the Acquisition or any other Loan Document other than (a) those obtained prior to the Closing Date, (b) those that may be required in connection with the Acquisition that are obtained on or prior to the closing of the Acquisition and (c) recordings and filings necessary to perfect the Liens created pursuant to the Security Documents.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated September 30, 2014 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. All material indebtedness and other liabilities, direct or contingent, of the Borrower and its Consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness are reflected in such financial statements.

(b) Since December 31, 2013, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened, at law, in equity, or in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good and defensible title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, subject to Permitted Encumbrances and except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11 Taxes. For U.S. federal income tax purposes, the Borrower is classified as a partnership. The Borrower and its Subsidiaries have filed all U.S. Federal income tax returns and all material state and other tax returns and reports required to be filed, and have paid all material Federal, state and other Taxes imposed upon them or their properties, income or assets otherwise due and payable, except those Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax assessment against the Borrower or any of its Subsidiaries that if required to be paid would reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any Tax sharing agreement.

5.12 ERISA Compliance.

(a) Except as would not reasonably be expected to result in material liability to a Loan Party, (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws, (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, and (iii) to the knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in material liability to a Loan Party, (i) no ERISA Event has occurred, and the Borrower is not aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and the Borrower does not know of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens (other than pursuant to the Security Documents or inchoate Liens arising by operation of law). Except as set forth on Part (b) of Schedule 5.13, as of the Closing Date, as such Schedule is supplemented by each report required to be delivered pursuant to Section 6.02(b), as of the date of such report, the Borrower has no equity investments in any other corporation or entity. All of the outstanding Equity Interests in the Borrower have been validly issued, and are fully paid and nonassessable.

5.14 Use of Proceeds; Margin Regulations; Investment Company Act.

(a) The proceeds of the Committed Loans are to be used solely for the purposes set forth in and permitted by Section 6.11 and Section 7.10.

(b) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(c) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The reports, financial statements, certificates or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) taken as a whole, do not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that projected results may differ materially from actual results.

5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Taxpayer Identification Number. Except for changes after the Closing Date which are promptly disclosed in writing to the Administrative Agent, the taxpayer identification number set forth on Schedule 10.02 is the true and correct U.S. taxpayer identification number of Borrower, for U.S. federal income tax purposes.

5.18 Mineral Interests. Except to the extent disposed of since the date of the most recently delivered Reserve Report, each Loan Party has good and defensible title to all of its Borrowing Base Properties evaluated in such Reserve Report, free and clear of all Liens except Permitted Encumbrances and Immaterial Title Deficiencies. Subject only to Immaterial Title Deficiencies and Permitted Encumbrances, all Borrowing Base Properties are valid, subsisting, and in full force and effect, and all material rentals, royalties, and other amounts due and payable in respect thereof have been duly paid, except for delay rentals with respect to which the applicable Loan Party has determined in good faith that payment and discharge thereof is not in such Loan Party’s best interest. Without regard to any consent or non-consent provisions of any joint operating agreement covering any Proved Mineral Interests of any Loan Party, but subject to Immaterial Title Deficiencies and Permitted Encumbrances, each Loan Party’s share of (a) the costs for each of its Borrowing Base Properties evaluated in the most recently delivered Reserve Report (except to the extent such Borrowing Base Properties were disposed of since the date of such Reserve Report or such costs were altered by any operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements which are customary in the oil and gas business which have been disclosed to the Administrative Agent) is not greater than the decimal fraction set forth in such Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms, and (b) production from, allocated to, or attributed to each of its Borrowing Base Properties evaluated in the most recently delivered Reserve Report (except to the extent such Borrowing Base Properties were disposed of since the date of such Reserve Report or such allocations were altered by any operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements which are customary in the oil and gas business which have been disclosed to the Administrative Agent) is not less than the decimal fraction set forth in such Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms. Each well drilled in respect of each Borrowing Base Property evaluated in the most recently delivered Reserve Report (except to the extent disposed of since the date of such Reserve Report) which is categorized as proved developed producing reserves and described in such Reserve Report (i) is capable of, and, with the exception of wells which are presently not producing Hydrocarbons as a result of maintenance or repair in the ordinary course of business or due to circumstances outside any Loan Party’s control, is presently, producing Hydrocarbons in commercially profitable quantities, and each Loan Party is receiving payments for its share of production, and no material amount of funds in respect of any thereof are held in suspense, and (ii) has been drilled, bottomed, completed, and operated in compliance with all applicable Laws in all material respects and no such well which is currently producing Hydrocarbons is subject to any material penalty in production by reason of such well having produced in excess of its allowable production. The breach of any representation or warranty set forth in Section 5.08 (as it relates to Borrowing Base Properties) or this Section 5.18 shall not automatically cause an Event of Default under Section 8.01(d) hereof. Instead, upon becoming aware that any Loan Party has breached, or caused the breach of, any representation or warranty set forth in Section 5.08 (as it relates to Borrowing Base Properties) or this Section 5.18, the Required Lenders may cause to be made a Special Redetermination of the Borrowing Base according to Section 2.15(c) hereof, in which case that portion of the Borrowing Base Properties as to which the representations and warranties of Section 5.08 (as it relates to Borrowing Base Properties) or this Section 5.18 have been breached shall be excluded from the Mineral Interests evaluated for purposes of the Borrowing Base; provided, however, an Event of Default shall occur if, upon redetermination of the Borrowing Base, the Borrowing Base as so redetermined has been reduced by more than twenty-five percent (25%) from the Borrowing Base in effect immediately prior to such Redetermination or the Borrower fails to pay in full when due any mandatory prepayment required by Section 2.04 hereof as a result of such Borrowing Base Deficiency. In lieu of the foregoing requirement of a Special Redetermination, within 60 days of notice from the Administrative Agent that such title defects or exceptions exist with respect to Borrowing Base Properties (or such longer period as the Majority Lenders may agree), the Borrower may either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by this Section 5.18 and raised by such information, (ii) substitute acceptable Proved Mineral Interests by subjecting them to a Mortgage, with such Proved Mineral Interests having an equivalent value to the Proved Mineral Interests substituted therefor, or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 75% of the Recognized Value of all Proved Mineral Interests.

5.19 Licenses and Permits, Etc. Each Loan Party possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders (“Permits”) of Governmental Authorities, as are necessary to carry on its business as now conducted and as proposed to be conducted other than such Permits, or renewals thereof, that have been timely applied for but not obtained and which are reasonably expected to be issued in the ordinary course, and except to the extent a failure to obtain any such item would not reasonably be expected to result in a Material Adverse Effect.

5.20 Gas Balancing Agreements and Advance Payment Contracts. Except as set forth on Schedule 5.20, on the date of this Agreement, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to any of the Borrower’s and the other Loan

Parties’ Mineral Interests which would require the Borrower or any of the other Loan Parties to deliver, in the aggregate, five percent (5%) or more of the monthly production of Hydrocarbons produced from such Mineral Interests at some future time without then or thereafter receiving full payment therefor.

5.21 Solvency. Upon giving effect to the execution of this Agreement and the other Loan Documents by each Loan Party, any rights of contribution, reimbursement and subrogation of such Loan Party, and the consummation of the transactions contemplated hereby and in connection with the Acquisition, the Borrower and the other Loan Parties, on a consolidated basis, will be Solvent.

5.22 Security Documents. The provisions of the Security Documents are effective to create in favor of Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby (including those to be made after the Closing Date pursuant to Schedule 6.20) and by the Security Documents from time to time, no filing or other action will be necessary to perfect or protect such Liens.

5.23 Anti-Terrorism Laws. No Subsidiary or Loan Party, nor, to the knowledge of any Subsidiary or Loan Party, any Related Party in its capacity acting on behalf of any Subsidiary or Loan Party (i) is currently the subject of any Sanctions or (ii) is located, organized or residing in any Designated Jurisdiction. No Credit Extension, nor the proceeds from any Credit Extension has been used, directly or indirectly, (x) to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Arranger, the Administrative Agent or the L/C Issuer) of Sanctions or (y) for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other anti-corruption laws applicable to the Loan Parties. The Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010.

5.24 Swap Contracts. The Borrower has entered into Swap Contracts with the purpose and effect of fixing prices on projected production of Hydrocarbons produced from the Loan Parties’ Mineral Interests covering the volumes and periods set forth on Schedule 5.24.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Committed Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless such Letter of Credit shall have been Cash Collateralized (or as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made)), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent for delivery to each Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than with respect to, or resulting from, the occurrence of the Maturity Date within one year from the date such opinion is delivered) or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable and to the extent available, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event at least 15 days before the end of each fiscal year of the Borrower, budgets and forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a monthly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 6.02, the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent for delivery to each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Majority Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 7.13(a) as of the last day of the fiscal quarter to which such financial statements relate, (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which the Borrower are taking or propose to take with respect thereto, (iii) stating whether or not such financial statements fairly reflect in all material respects the results of operations and financial condition of the Loan Parties as of the date of such financial statements and for the period covered thereby, (iv) setting forth (A) whether as of the date of such certificate, on a net basis there are any gas imbalances, take or pay or other prepayments with respect to any of the Borrower’s and the other Loan Parties’ Mineral Interests which would require the Borrower or any of the other Loan Parties to deliver, in the aggregate, five percent (5%) or more of the monthly production of Hydrocarbons produced from such Mineral Interests at some future time without then or thereafter receiving full payment therefor and, if so, setting forth the amount thereof, (v) a report in form and substance satisfactory to the Administrative Agent of the Swap Contracts to which each Loan Party is a party on the date of such certificate, and (vi) a report of all changes in the information included in Part (b) of Schedule 5.13 as may be necessary for Part (b) of Schedule 5.13 to be accurate and complete as of the date of such report;

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of managers (or the audit committee of the board of managers) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c) if any Loan Party becomes a publicly traded company, then promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of such Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which such Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) on or before February 28 and August 31 of each year, commencing February 28, 2015, a Reserve Report prepared as of the immediately preceding December 31 and June 30, respectively; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its reasonable request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

6.03 Notices. Promptly notify the Administrative Agent for delivery to each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including: (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any of its Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries;

(e) of the occurrence of any Asset Disposition or Swap Termination that, together with all other Asset Dispositions or Swap Terminations since the most recent Redetermination, would have an Aggregate Disposition Value equal to or in excess of 10% of the total amount of the Borrowing Base in effect at the most recent Redetermination;

(f) of any Wheeler Midstream Gathering System Disposition, at least fifteen (15) days prior to the consummation of such transaction; and

(g) of any acquisition described in Section 6.13, at least five (5) days prior to the consummation of such acquisition.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and, if applicable, stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for purposes not in contravention of Section 7.10.

6.12 Additional Guarantors. Notify the Administrative Agent at the time that any Person becomes a Domestic Subsidiary, and promptly thereafter (and in any event within fifteen (15) Business Days), cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (b) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.13 Environmental Review. In connection with any acquisition by any Loan Party, if such acquisition or a series of related acquisitions involves assets valued at greater than an amount equal to 10% of the then-current Borrowing Base, other than (a) undeveloped Mineral Interests, or (b) an acquisition of additional interests in assets in which any Loan Party previously held an interest, the Borrower shall provide to the Administrative Agent any environmental report or reports it has received or created relating to such assets.

6.14 Security.

(a) The Obligations shall be secured by first and prior Liens (subject only to Permitted Encumbrances and Immaterial Title Deficiencies) covering and encumbering (i) Mineral Interests owned by the Loan Parties constituting not less than 80% of the Recognized Value of all of the Loan Parties’ Proved Mineral Interests (provided that any Loan Document or Mortgage that secures a maximum principal sum less than the Recognized Value of the Proved Mineral Interests shall be deemed to cover and encumber a Recognized Value equal to the maximum principal sum secured) included in the then-current Borrowing Base, (ii) the Wheeler Midstream Gathering System and (iii) all other Collateral owned by the Loan Parties, including, without limitation, the issued and outstanding Equity Interests directly owned by the Borrower or any other Loan Party in each existing and future (x) Domestic Subsidiary of the Borrower or any other Loan Party, (y) Foreign Subsidiary of the Borrower or any other Loan Party and (z) CFC Holding Company; provided that no more than 66% of the Voting Securities of a First-Tier Foreign Subsidiary that is a CFC or that is a disregarded entity that owns no material assets other than stock of a CFC and no more than 66% of the Voting Securities of a CFC Holding Company shall be required to be pledged and no Equity Interests of a Foreign Subsidiary that is not a First-Tier Foreign Subsidiary shall be required to be pledged; provided further that the requirements of clauses (i) and (ii) shall not be required to be complied with until the earlier of (x) the date that the second item set forth on Schedule 6.20 have been satisfied and (y) the date that is 60 days after the Closing Date. The Borrower hereby consents and authorizes Administrative Agent, and its agents, to file any and all necessary financing statements under the Uniform Commercial Code (as in effect in each applicable jurisdiction from time to time), assignments or continuation statements as necessary from time to time (in Administrative Agent’s discretion) to perfect (or continue perfection of) the Liens granted pursuant to the Loan Documents.

(b) On or before each Redetermination Date, and at such other times as the Administrative Agent or the Majority Lenders shall reasonably request, the Borrower shall, and shall cause each other Loan Party that owns Borrowing Base Properties to, deliver to the Administrative Agent, for the ratable benefit of each Secured Party, Mortgages duly executed by such Loan Party, together with such other assignments, conveyances, agreements and other writings as may be reasonably requested by the Administrative Agent or the Required Lenders, including, without limitation, UCC financing statements and/or amendments to financing statements as the Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 6.14(a) with respect to Mineral Interests then held by such Loan Party which are not the subject of existing first and prior, perfected Liens securing the Obligations as required by Section 6.14(a).

(c) Promptly upon (and in any event within fifteen (15) Business Days after) the creation or acquisition by the Borrower of any Subsidiary required to become a Guarantor, such Subsidiary and the Borrower or the applicable Loan Party (as applicable) shall execute and deliver to the Administrative Agent supplements to the Security Documents pursuant to which (x) such Subsidiary shall grant to Administrative Agent a security interest in all Collateral owned by such Subsidiary and (y) the Equity Interests owned by the Borrower or other Loan Party in such Loan Party shall be pledged to the Administrative Agent (to the extent no material adverse tax consequences would result therefrom), together with (i) to the extent such Equity Interests are certificated, all certificates (or other evidence acceptable to the Administrative Agent) evidencing such Equity Interests, which shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), and/or (ii) such UCC financing statements and/or amendments to financing statements as the Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 6.14(a).

6.15 Title Information; Opinions. At any time any Loan Party is required to execute and deliver Mortgages to the Administrative Agent pursuant to Section 6.14(b), to the extent requested by the Administrative Agent, the Borrower shall also deliver to the Administrative Agent (i) such evidence of title with respect to the Borrowing Base Properties subject to such Mortgages as the Administrative Agent shall reasonably deem necessary or appropriate to complete a review of title to such Borrowing Base Properties so that, after giving effect to such review, the Administrative Agent (or its counsel) shall have completed a review of title to Borrowing Base Properties representing not less than 75% of the Recognized Value of all Borrowing Base Properties at such time, and (ii) opinions of counsel regarding the validity and perfection of the Liens created by such Mortgages. This covenant shall be subject to the Borrower’s rights of substitution set forth in the final sentence of Section 5.18.

6.16 Environmental Law Compliance. The Borrower will, and will cause each other Loan Party to, comply with all Environmental Laws (including, without limitation, (a) all licensing, permitting, notification and similar requirements of Environmental Laws, and (b) all provisions of all Environmental Laws regarding storage, discharge, release, transportation, treatment and disposal of Hazardous Materials), in each case a violation of which would result in a Material Adverse Change. The Borrower will, and will cause each other Loan Party to, promptly pay and discharge when due all legal debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Environmental Laws, except to the extent the failure to so pay and discharge such items would not reasonably be expected to have a Material Adverse Effect; provided, however, no payment of such debts, claims, liabilities and obligations shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate proceedings and no material part of the property or assets of any Loan Party is subject to any pending levy or execution, and (ii) the Loan Parties, as and to the extent required in accordance with GAAP, shall have set aside on their books reserves (segregated to the extent required by GAAP) deemed by them to be adequate with respect thereto.

6.17 Compliance with Agreements. Observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to such Loan Party or to Loan Parties on a Consolidated basis or materially significant to any Guarantor, unless any such failure to so observe, perform or comply is remedied within the applicable period of grace (if any) provided in such agreement or instrument or unless such failure to so observe, perform or comply would not reasonably be expected to have a Material Adverse Effect.

6.18 Operation of Properties and Equipment. (a) The Borrower will, and will cause each other Loan Party to, maintain, develop and operate (or use commercially reasonable efforts to cause the operator to maintain and operate to the extent any such Loan Party is not the operator) its Mineral Interests in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Mineral Interests so long as such Mineral Interests are capable of producing Hydrocarbons and accompanying elements in paying quantities, except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will, and will cause each other Loan Party to, comply with all contracts and agreements applicable to or relating to its Mineral Interests or the production and sale of Hydrocarbons and accompanying elements therefrom (including all gas balancing, take or pay, production sales and advance payment arrangements), except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(c) Subject to Dispositions permitted under the Loan Documents, the Borrower will, and will cause each other Loan Party to, at all times maintain, preserve and keep all operating equipment material to the conduct of its business in proper repair, working order and condition, ordinary wear and tear excepted, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained; provided, that, no item of operating equipment need be so repaired, renewed, replaced, added to or improved if the Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of such Loan Party.

(d) Promptly notify Administrative Agent of any material claim (or any conclusion by such Loan Party) that such Loan Party is obligated to account for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Loan Party than proceeds received by Loan Party (calculated at the well) from sale of production.

(e) Promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, all material obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Borrowing Base Properties and other material Mineral Interests.

(f) To the extent Borrower is not the operator of any Borrowing Base Property, use commercially reasonable efforts to cause the operator to comply with the requirements of this Section 6.18.

6.19 Further Assurances.

(a) From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Majority Lenders may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property hereafter acquired by any Loan Party, which may be deemed to be part of the Collateral) pursuant hereto or thereto.

(b) Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.20 Post-Closing Covenant. The Borrower will (a) deliver or cause to be delivered to the Administrative Agent each of the agreements, documents, instruments or certificates described on Schedule 6.20, all in form and substance reasonably satisfactory to Administrative Agent; (b) perform each of the actions described on Schedule 6.20 in a manner reasonably satisfactory to the Administrative Agent; and (c) cause all such matters described in clauses (a) and (b) to be completed within the time periods set forth opposite each such item or action on such Schedule 6.20 (in each case, unless otherwise agreed to by the Administrative Agent in its sole discretion).

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Committed Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding(unless such Letter of Credit shall have been cash collateralized (or as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made)), the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens securing the Obligations;

(b) Permitted Encumbrances;

(c) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(d) Liens securing Indebtedness permitted under Section 7.03(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets;

(e) financing statement filings in respect of operating leases intended by the parties to be true leases;

(f) Liens on property of a Person existing at the time such person or such property is acquired or such Person is merged with or into or consolidated with any Loan Party to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon and proceeds thereof) and are no more favorable to the lienholders than such existing Lien; provided further that if such Liens secure Indebtedness, such Indebtedness is permitted by Section 7.03(d); and

(g) Junior Liens securing Indebtedness permitted under Section 7.03(j).

7.02 Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of cash or cash equivalents;

(b) Loans or advances to officers, directors, managers and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments of the Borrower in any Guarantor and Investments of any Guarantor in the Borrower or in another Guarantor;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.03;

(f) Investments made in connection with the purchase, lease or other acquisition of tangible assets of any Person, and investments made in connection with the purchase, lease or other acquisition of all or substantially all of the business of any Person, or all of the Equity Interests of any Person, or any division, line of business or business unit of any Person (including by the merger or consolidation of such Person into the Borrower or any Guarantor); provided that (i) any newly acquired Subsidiary shall promptly comply with the requirements of Section 6.12 and (ii) no Default exists before and after giving effect to such Investment;

(g) Investments permitted by Section 7.04;

(h) Investments consisting of Swap Contracts to the extent permitted under Section 7.11.

(i) Investments existing on the date hereof and set forth on Schedule 7.02; and

(j) other Investments; provided that, immediately before and after giving effect to such Investment, Availability shall be no less than 10% of the Borrowing Base then in effect and no Default or Event of Default shall have occurred and be continuing.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

(c) obligations (contingent or otherwise) of the Borrower or any of its Subsidiaries existing or arising under any Swap Contract permitted by Section 7.11;

(d) Indebtedness in respect of capital leases and Synthetic Lease Obligations and Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money obligations) within the limitations set forth in Section 7.01(d) or Indebtedness secured by Liens referred to in Section 7.01(f); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000;

(e) endorsements of negotiable instruments for collection in the ordinary course of business;

(f) intercompany Indebtedness between the Borrower and a Subsidiary that is a Guarantor or between Subsidiaries that are Guarantors;

(g) Indebtedness of a Subsidiary of the Borrower owed to the Borrower or another Loan Party, which Indebtedness shall be pledged to the Administrative Agent pursuant to the Loan Documents and be otherwise permitted under the provisions of Section 7.02;

(h) Indebtedness consisting of obligations to pay insurance premiums;

(i) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptance and performance and surety bonds provided by the Borrower or any of its Subsidiaries in the ordinary course of business;

(j) Permitted Additional Debt; provided that the aggregate outstanding principal amount of such Indebtedness that is secured by a Junior Lien shall not exceed $300,000,000 at any time; and

(k) unsecured Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time outstanding.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that a Guarantor shall be the continuing or surviving Person;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor; and

(c) in connection with any acquisition permitted under Section 7.02, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and comply with all actions under Section 6.12 and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person.

7.05 Dispositions. Make any Disposition except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory (including Hydrocarbons and seismic data) in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Borrower or to any Guarantor, or by the Borrower to any Guarantor;

(e) Dispositions of claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect thereto;

(f) Disposition of defaulted receivables in the ordinary course of business for collection;

(g) Disposition of funds collected for the beneficial interest of, or of the interests owned by, third party royalty or working interest owners;

(h) Dispositions of interests in oil and gas leases, or portions thereof (if released or abandoned but not otherwise sold or transferred) so long as no well situated on any such lease, or located on any unit containing all or any part thereof, is capable (or is subject to being made capable through commercially feasible operations) of producing oil, gas, or other Hydrocarbons in commercial quantities;

(i) any Disposition of Borrowing Base Properties or any Swap Termination; provided, that prior to or contemporaneously therewith: (i) the Borrowing Base shall have been reduced or redetermined to the extent provided in Section 2.15(d), unless such reduction is not required pursuant to the first proviso in such Section 2.15(d) and (ii) the Loan Parties shall have made all mandatory prepayments required by Section 2.04 in connection with such Asset Disposition or Swap Termination (including after giving effect to any such reduction in the Borrowing Base pursuant to Section 2.15(d));

(j) Dispositions permitted by Section 7.02 and Section 7.04;

(k) Dispositions of property (other than Borrowing Base Properties or Swap Contracts) not otherwise permitted in the preceding clauses of this Section 7.05; and

(l) Dispositions permitted by Section 7.01 and Section 7.06;

provided, however, that (i) any Disposition pursuant to clauses (a) through (d), (g) through (i), (k) and (l) shall be for fair market value as determined by the Board of the Borrower acting reasonably in good faith, (ii) no Disposition shall be permitted under clauses (i) or (k) if any Default shall have occurred and be continuing at the time thereof or would result therefrom.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) Each Subsidiary of the Borrower may make Restricted Payments to another Subsidiary of the Borrower or the Borrower, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) the Borrower may make Permitted Tax Distributions; and

(e) the Borrower may make Restricted Payments consisting of cash dividends to any Person in respect of the Equity Interests of Borrower owned by such Person; provided that, after giving effect to such Restricted Payment, Availability shall be no less than 10% of the Borrowing Base then in effect; and

(f) the Borrower may make Restricted Payments for the payments of fees to management pursuant to (i) the Management Services Agreement as in effect on the date hereof and (ii) Section 16.14 of the Borrower LLC Agreement as in effect on the date hereof.

7.07 Change in Nature of Business. Allow any material change to be made in the character of their business as an oil and gas exploration and production company and any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that this Section 7.08 shall not apply to: (a) transactions among the Loan Parties; (b) any Restricted Payment permitted by Section 7.06; (c) Investments permitted under Section 7.02(b); (d) the payment of annual monitoring fees to the holders of Equity Interests of in an aggregate amount not to exceed the amount set forth in the Management Services Agreement, as in effect on the date hereof; and (e) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of the Borrower or any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Administrative Agent and the Lenders;

provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(d) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person. The foregoing shall not prevent (i) restrictions on the transfer of Equity Interests not pledged as Collateral in joint ventures, (ii) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business, (iii) any restriction with respect to assets imposed pursuant to any agreement otherwise permitted hereunder entered into for the Disposition of such assets prior to the closing of such Disposition and (iv) restrictions on the transfer or pledge of interests in any personal property specifically excluded from the definition of “Collateral” by the Loan Documents.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose. The proceeds of any Credit Extension will not be used for any purpose other than (a) working capital (including the issuance of Letters of Credit) for the Loan Parties, (b) for other lawful corporate purposes, including to finance permitted acquisitions of Mineral Interests (or the equity of entities holding such Mineral Interests) (including the Acquisition) and other assets related to the exploration, production, operation and development of Mineral Interests allowed by Section 7.07. None of such proceeds (including, without limitation, proceeds of Letters of Credit issued hereunder) will be used in violation of applicable Law. Letters of Credit will be issued hereunder only for general company purposes of the Borrower and the other Loan Parties. Without limiting the foregoing, no Letter of Credit will be issued hereunder to secure any Loan Party’s obligations with respect to Swap Contracts other than (i) Lender Swap Obligations, or (ii) Swap Contracts with a counterparty other than a Lender or an Affiliate of a Lender provided that such Swap Contracts otherwise comply with the terms and provisions of this Agreement, including, without limitation, Section 7.03 and Section 7.11.

7.11 Swap Contracts. Enter into, nor permit any other Loan Party to enter into, any Swap Contracts other than (i) Swap Contracts with respect to commodities that would not cause the volume of Hydrocarbons with respect to which a settlement payment is calculated under such Swap Contracts (when aggregated with other commodity Swap Agreements then in effect) to exceed eighty-five percent (85%) of the Loan Parties’ anticipated production from Proved Mineral Interests for each month during the sixty (60) month period starting on the date such Swap Agreement is executed, (ii) the purchase of a floor or put that has the effect of setting a minimum commodity price for up to one hundred percent (100%) of such anticipated production from Proved Mineral Interests (inclusive of any floor or put included in clause (i) of this Section 7.11), (iii) Swap Contracts effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Contracts of the Borrower and the other Loan Parties then in effect effectively converting interest rates from fixed to floating) do not exceed 100% of the then outstanding principal amount of the Borrower’s Indebtedness for borrowed money which bears interest at a fixed rate and (iv) Swap Contracts effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Contracts of the Borrower and the other Loan Parties then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then outstanding principal amount of the Borrower’s Indebtedness for borrowed money which bears interest at a floating rate.

7.12 Amendments to Organization Documents. Enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under its Organization Documents in manner materially adverse to the Lenders.

7.13 Financial Covenant.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio, as of the last day of each fiscal quarter commencing on March 31, 2015 to be greater than 4.0 to 1.0.

(b) Right to Cure. In the event the Borrower fails to comply with the requirements of Section 7.13(a) (the “Financial Covenant”), then until the expiration of the tenth (10th) Business Day subsequent to the date the Compliance Certificate for calculating such Financial Covenant is required to be delivered pursuant to Section 6.02(b) (the “Cure Period”), the Borrower shall be permitted to cure such failure to comply by requesting that such Financial Covenant be recalculated by increasing Consolidated EBITDAX for the fiscal quarter most recently ended by an amount equal to the proceeds of common equity issued by the Borrower or by contributions to the common equity of the Borrower received by the Borrower on or after the first day of such fiscal quarter and prior to the expiration of the Cure Period; provided that the Borrower may not cure Financial Covenant defaults by an equity cure more than (i) two times during any period of four consecutive fiscal quarters or (ii) five times prior to the Maturity Date. Such increase in Consolidated EBITDAX shall be taken into account in calculating the Financial Covenant for any four quarter period that includes the last fiscal quarter of the four quarter period with respect to which such cure right was exercised. If after giving effect to the foregoing recalculations, the Borrower would then be in compliance with the Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of such Financial Covenant as of the relevant earlier required date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of any such covenant that had occurred shall be deemed cured for the purpose of this Agreement and the other Loan Documents.

7.14 Accounting. Change its fiscal year or make any change (a) in accounting treatment or material reporting practices, except as required or permitted by GAAP and disclosed to the Administrative Agent, or (b) in tax reporting treatment, except as required or permitted by law and disclosed to the Administrative Agent.

7.15 Limitation on Prepayment or Redemption of Indebtedness.

(a) Pay, prepay, purchase or redeem the principal of any Indebtedness for borrowed money or any Indebtedness evidenced by bonds, debentures, notes, loan agreements or other similar instruments prior to the scheduled maturity thereof, except (i) payment of Indebtedness created under the Loan Documents; (ii) payment of Indebtedness with the proceeds of the issuance of Indebtedness to refinance such Indebtedness as permitted by Section 7.03, (iii) the repayment of Indebtedness owed by one Loan Party to any other Loan Party; (iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and (v) prepayment of Indebtedness so long as at the time such prepayment is made and after giving effect to such prepayment, Availability shall be no less than 10% of the Borrowing Base then in effect and no Default or Event of Default shall have occurred and be continuing immediately before and after giving effect to the prepayment of such Indebtedness.

(b) Amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness of a Loan Party (other than Indebtedness incurred under the Loan Documents) if the effect thereof would be materially adverse to the Lenders.

7.16 Limitation on Volumetric Production Payments. Incur or assume any obligations relating to dollar denominated production payments or volumetric production payments.

7.17 Anti-Corruption Laws. Use the proceeds of any Credit Extension, directly or indirectly, (a) to lend, contribute, provide or otherwise make available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Arranger, the Administrative Agent or the L/C Issuer) of Sanctions or (b) for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other anti-corruption laws applicable to the Loan Parties.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Committed Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Committed Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05(a) or (b), 6.07, 6.11, 6.12, 6.20 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrower becoming aware of such default; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (subject to any applicable grace period), whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice and lapse of time, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate, impair or rescind any Loan Document;

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby; or

(l) Change of Control. There occurs any Change of Control.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Committed Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Committed Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of any event described in Section 8.01(f) above, the obligation of each Lender to make Committed Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Committed Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Committed Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.13 and 2.14, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Committed Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the Lenders, the Lender Counterparties, Cash Management Banks, and the L/C Issuer, ratably among the (a) Obligations in respect of Lender Swap Obligations, (b) Obligations under Secured Cash Management Agreements and (c) Obligations other than Obligations in respect of Lender Swap Obligations or under Secured Cash Management Agreements (to be applied first to satisfy funded Obligations of the Lenders and the L/C Issuer and then to Cash

Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.13); and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), and 2.13, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Committed Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Committed Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any subagents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(a) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(b) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(c) Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger or co-syndication agents listed on the cover page hereof shall have no powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Committed Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Committed Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations (as defined in the Security Documents) pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles, provided, that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Majority Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in clauses (a) through (i) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Majority Lenders; and

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Committed Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d) (i) change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) waive, amend or modify the Loan Documents in any manner adverse to the rights of any Lender Counterparty to share in the Collateral and the proceeds thereof in accordance with Section 8.03 without the written consent of such Lender Counterparty;

(e) change any provision of this Section 10.01 or the definition of “Majority Lenders”, “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(f) release all or substantially all of the value of the Guaranty without the written consent of each Lender; or

(g) release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender; or

(h) (x) increase the Borrowing Base without the consent of each Lender (other than a Defaulting Lender); or (y) change the requirements for redetermination of the Borrowing Base or change Section 2.14 or 7.05 in a manner that increases the value of Borrowing Base Properties or Swap Contracts that may be Disposed of without a redetermination of the Borrowing Base, in each case without the written consent of Required Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and

(iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the L/C issuer, or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Majority Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and, if appropriate or necessary, of special counsel and local counsel to the Lenders in each necessary jurisdiction retained by the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, due diligence, negotiation, execution, syndication, closing, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any outside counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Committed Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Committed Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Committed Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials at, on, under or emanating or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise from any dispute solely between and among Indemnitees to the extent such disputes do not arise from any act or omission of the Borrower or any of its Subsidiaries or Affiliates (other than claims against an Indemnitee acting in its capacity as an agent, arranger or similar role under this Agreement). This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Committed Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments, the repayment, satisfaction or discharge of all the other Obligations, and the termination of this Agreement.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Committed Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Committed Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Committed Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Committed Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Committed Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Loan Parties or any of their respective Subsidiaries or Affiliates, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Committed Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Committed Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Committed Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for` all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Committed Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and .stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Committed Loans pursuant to subsection (b) above, Bank of America may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or credit insurance transaction relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section 10.07, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their its businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Committed Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Committed Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any

Letter of Credit shall remain outstanding (unless such Letter of Credit shall have been cash collateralized (or as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made)).

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If (i) any Lender does not consent to any proposed increase in the Borrowing Base which has been approved by at least the Required Lenders, (ii) any Lender is a Defaulting Lender, (iii) in connection with any consent to or approval of any proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or the consent of each Lender affected thereby, the consent of the Required Lenders shall have been obtained but any Lender has not so consented to or approved such proposed amendment, waiver, consent or release, (iv) in connection with any consent to or approval of any proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of the Required Lenders, the consent of the Majority Lenders shall have been obtained but any Lender has not so consented to or approved such proposed amendment, waiver, consent or release, or (v) any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amounts or indemnification to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Committed Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.18 PATRIOT Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.21 Amendment and Restatement. (a) On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except that the Borrower, the Administrative Agent and the Lenders agree that (i) the incurrence by the Borrower of “Indebtedness” under and as defined in the Existing Credit Agreement (whether or not such “Indebtedness” is contingent as of the Closing Date) shall continue to exist under and be evidenced by this Agreement and the other Loan Documents, (ii) the Existing Lenders that are Lenders hereunder hereby waive any breakage costs incurred on the Closing Date under Section 3.05 of the Existing Credit Agreement, (iii) the Existing Credit Agreement shall continue to evidence the representations and warranties made by the Borrower prior to the Closing Date, (iv) except as expressly stated herein or otherwise amended, the other Loan Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Obligations and (v) the Existing Credit Agreement shall continue to evidence any action or omission performed or required to be performed pursuant to the Existing Credit Agreement prior to the Closing Date (including any failure, prior to the Closing Date, to comply with the covenants contained in the Existing Credit Agreement). The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Credit Agreement existing prior to the Closing Date. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any portion of such obligations and liabilities.

(b) The terms and conditions of this Agreement and the Administrative Agent’s, the Lenders’ and the L/C Issuer’s rights and remedies under this Agreement and the other Loan Documents shall apply to all of the Indebtedness incurred under the Existing Credit Agreement and the Letters of Credit issued thereunder.

(c) On and after the Closing Date, (i) all references to the Existing Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby (as it may be further amended, modified or restated) and (ii) all references to any section (or subsection) of the Existing Credit Agreement or in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement.

(d) Except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless specifically amended hereby or by any other Loan Document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TAPSTONE ENERGY, LLC, as the Borrower

By:	/s/ Tom L. Ward
Tom L. Ward
Chairman and Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Managing Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:	/s/ Ronald E. McKaig
	Name:	Ronald E. McKaig
	Title:	Managing Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Haylee Dallas
Name:	Haylee Dallas
Title:	Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Don J. McKinnerney
Name:	Don J. McKinnerney
Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

SUNTRUST BANK,
as a Lender

By:	/s/ John Kovarik
Name:	John Kovarik
Title:	Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N,A., as a Lender

By:	/s/ Darren Vanek
Name:	Darren Vanek
Title:	Senior Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael Higgins
Name:	Michael Higgins
Title:	Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

ABN AMRO CAPITAL USA LLC as a Lender

By:	/s/ Casey Lowary
Name:	Casey Lowary
Title:	Executive Director

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Kirk L. Tashjian
Name:	Kirk L. Tashjian
Title:	Vice President

By:	/s/ Dusan Lazarov
Name:	Dusan Lazarov
Title:	Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

COMERICA BANK, as a Lender

By:	/s/ John S. Lesikar
John S. Lesikar
Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

BOKF, NA, DBA BANK OF OKLAHOMA, as a Lender

By:	/s/ Mike Weatherholt
Name:	Mike Weatherholt
Title:	Vice President

By:

Name:

Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

THE HUNTING NATIONAL BANK, as a Lender

By:	/s/ Jeffrey H. Rathkamp
Name:	Jeffrey H. Rathkamp
Title:	Senior Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

WHITNEY BANK, as a Lender

By:	/s/ Liana Tchernysheva
Liana Tchernysheva
Senior Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment

Bank of America, N.A.	$117,647,058.81

MUFG Union Bank, N.A.	$103,921,568.63

Royal Bank of Canada	$103,921,568.63

SunTrust Bank	$103,921,568.63

JPMorgan Chase Bank, NA	$103,921,568.63

Capital One, National Association	$84,313,725.49

ABN AMRO Capital USA LLC	$84,313,725.49

Deutsche Bank AG New York Branch	$84,313,725.49

Comerica Bank	$58,823,529.41

BOKF, NA, DBA Bank of Oklahoma	$45,098,039.22

The Huntington National Bank	$45,098,039.22

Whitney Bank	$45,098,039.22

Goldman Sachs Lending Partners LLC	$19,607,843.13

Total	$1,000,000,000.00